As filed with the Securities and Exchange Commission on August 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ACUTUS MEDICAL, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	3841	45-1306615
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080
(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Acutus Medical, Inc. 2020 Equity Incentive Plan Acutus Medical, Inc. 2020 Employee Stock Purchase Plan Acutus Medical, Inc. 2011 Equity Incentive Plan

   (Full title of the plans)

Vince Burgess Chief Executive Officer Acutus Medical, Inc. 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000		Tom Sohn Senior Vice President, General Counsel & Secretary Acutus Medical, Inc. 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008 (442) 232-6080

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share
- reserved for outstanding stock options under the 2011 Equity Incentive Plan	2,579,156 (2)(4)	$11.20 (9)	$28,886,547.20	$3,749.48
- reserved for other outstanding equity awards under the 2011 Equity Incentive Plan	567,509 (3)(4)	$18.00 (10)	$10,215,162.00	$1,325.93
- reserved for awards under the 2020 Equity Incentive Plan	2,193,360 (5)(6)	$18.00 (10)	$39,480,480.00	$5,124.57
- reserved for awards under the 2020 Employee Stock Purchase Plan	387,063 (7)(8)	$18.00 (10)	$6,967,134.00	$904.34

(1)	This Registration Statement on Form S-8 (the “Registration Statement”) covers shares of the common stock, par value $0.001 per share (“Common Stock”), of Acutus Medical, Inc. (the “Registrant”) issuable pursuant to the plans set forth in this table (the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the Acutus Medical, Inc. 2011 Equity Incentive Plan (“2011 Plan”).

(3)	Represents shares of Common Stock reserved for issuance pursuant to other outstanding equity awards under the 2011 Plan.

(4)	No additional awards may be granted under the 2011 Plan. Shares subject to outstanding awards under the 2011 Plan that (i) expire or otherwise terminate without having been exercised in full, (ii) are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations or (iii) are forfeited to or repurchased by the Registrant due to failure to vest, up to a maximum of 3,163,360 shares, will become available for issuance under future awards under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”).

(5)	Represents 2,193,360 shares of common stock available for future issuance under the Registrant’s 2020 Plan.

(6)	The number of shares reserved for issuance under the 2020 Plan will automatically increase on January 1 of each fiscal year from 2021 to 2030, by the lesser of (a) 2,193,360 shares, (b) four percent (4.0%) of the total number of capital stock outstanding as of the last day of the immediately preceding fiscal year or (c) a number determined by the board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(7)	Represents 387,063 shares of common stock available for future issuance under the 2020 Employee Stock Purchase Plan (the “ESPP”).

(8)	The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each fiscal year from 2022 to 2030, by the lesser of (a) 258,042 shares, (b) one percent (1.0%) of the total number of the capital stock outstanding as of last day of the immediately preceding calendar year or (c) a number determined by the board of directors. This explanation is provided for information purposes only. The issuance of such shares is not being registered on this Registration Statement.

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of outstanding stock options under the 2011 Plan.

(10)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the initial public offering price per share of the Registrant’s common stock in its initial public offering.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)       The Registrant’s prospectus, dated August 5, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Registrant’s registration statement on Form S-1, as originally filed with the Commission on July 15, 2020 (Registration No. 333-239873);

(b)       The description of the Registrant’s Common Stock which is contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-39430), dated August 5, 2020 including any amendments or supplements thereto.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant may, and in certain cases must, be indemnified by the Registrant against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) incurred by the individual as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the Registrant’s best interests. This indemnification does not apply: (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for expenses; and (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe the conduct was unlawful.

The Company’s board of directors has adopted an amended and restated certificate of incorporation which will become effective immediately prior to the completion of this offering, and will provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Company’s amended and restated certificate of incorporation will also provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permits the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under Delaware law.

The Company has entered into indemnification agreements with certain of its directors and executive officers, which, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or officer in any action or proceedings, including any action or proceeding by or in right of the Registrant, arising out of the person’s service as a director or officer. Prior to the completion of this offering, the Registrant expects to enter into new indemnification agreements with each of its directors and executive officers, which will contain similar provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. The Registrant has procured additional insurance to provide coverage to its directors and officers against loss arising from claims relating to, among other things, public securities matters.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against the Registrant’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damages.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (Registration No. 333-239873))
4.2	Form of Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (Registration No. 333-239873))
5.1*	Opinion of Davis Polk & Wardwell LLP
23.1*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
23.3*	Consent of Meuwissen, Flygare, Kadrlik & Associates, P.A.
24.1	Powers of Attorney (included in the signature pages hereto)

99.1	Acutus Medical, Inc. 2011 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (Registration No. 333-239873))
99.2	Acutus Medical, Inc. 2020 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (Registration No. 333-239873))
99.3	Acutus Medical, Inc. 2020 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.15 of the Registrant’s Registration Statement on Form S-1, originally filed with the Commission on July 15, 2020 (Registration No. 333-239873))
*	Indicates an exhibit filed herewith

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)       To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, State of California, on August 5, 2020.

ACUTUS MEDICAL, INC.

By:	/s/ Vince Burgess
Vince Burgess
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Vince Burgess, Gary W. Doherty and Tom Sohn as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Acutus Medical, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Vince Burgess Vince Burgess	President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2020

/s/ Gary W. Doherty Gary W. Doherty	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2020

/s/ R. Scott Huennekens R. Scott Huennekens	Chairman of the Board	August 5, 2020

/s/ David Bonita David Bonita, M.D.	Director	August 5, 2020

/s/ Andrew ElBardissi Andrew ElBardissi, M.D.	Director	August 5, 2020

/s/ Jim Hinrichs Jim Hinrichs	Director	August 5, 2020

/s/ Shahzad Malik Shahzad Malik, MB BChir	Director	August 5, 2020

/s/ Shaden Marzouk Shaden Marzouk, M.D.	Director	August 5, 2020